Exhibit 99.1

Fertitta Entertainment, Inc. Announces Amendment to Merger Agreement with FAST Acquisition Corp.

Amended Transaction Values Golden Nugget/Landry’s at Enterprise Value of Approximately $8.6 Billion

HOUSTON, TX – June 30, 2021 – Fertitta Entertainment, Inc., the parent company of Golden Nugget/Landry’s (“Fertitta” or the “Company”), a leader in the gaming, restaurant, hospitality and entertainment industry, and FAST Acquisition Corp. (NYSE: FST) (“FAST”), a special purpose acquisition company co-headed by Doug Jacob and Sandy Beall, announced today that they have entered into an amendment to their previously announced Agreement and Plan of Merger entered into between the parties on February 1, 2021. According to the amendment, the Company has agreed to contribute certain operating businesses not originally included as part of the business combination with FAST for no additional debt. Businesses that will now be contributed to the public company include the Mastro’s brand, the Aquariums, the Pleasure Pier, Vic and Anthony’s, and a handful of smaller restaurant concepts, adding a total of 42 incremental, high-quality business assets. Also, the Company will enter into a transaction to acquire the Catch restaurants, including Catch Steak, which restaurant group is already 50% owned indirectly by Tilman J. Fertitta. In connection with the amendment, Mr. Fertitta, the Company’s owner, will receive additional equity in the NYSE public company which will increase his total equity stake post -closing of the transaction to approximately 72%.

Pro forma for the revised transaction, Fertitta Entertainment, Inc. will be one of the largest publicly-traded hospitality companies with 5 land-based casinos and substantial ownership of Golden Nugget Online Gaming, Inc. and over 500 restaurants, amusements, hotels, entertainment venues and other business units across 38 states, the District of Columbia, Puerto Rico, Hong Kong, mainland China, Mexico and Singapore, plus numerous licensed restaurants throughout the world.

In addition, the Company announced preliminary pro forma financial results for the quarter ended June 30, 2021. Including the additional assets and business units, pro forma net revenues for the three-month period are expected to be between $917 million and $920 million, with pro forma adjusted EBITDA estimated to be between $270 million and $275 million. For full year 2021, the Company believes that its pro forma adjusted EBITDA will exceed $800 million assuming the contribution or acquisition of all of the operating businesses by the Company was completed as of January 1, 2021. According to Tilman J. Fertitta, “the contribution of the new business assets greatly improves the Company’s operating cash flow, provides better assets for organic growth, and significantly deleverages the Company as no incremental debt is being incurred by the Company as part of the revised transaction. Since the rollout of covid vaccinations, the operating results of the incremental assets have been so strong, I decided that I should be focused all in on the Company as I see opportunities for a significant acquisition that would not otherwise be available to the Company without this revised transaction. We were a great company before and now even better today.”

“The addition of Mastro’s and the destination entertainment businesses provide tremendous cash flow and growth opportunities to the Company and we are excited that Tilman is contributing the new assets to the Company,” said Doug Jacob. “These brands create an even stronger portfolio to leverage for potential future acquisitions.”

Sandy Beall added: “We believe the new assets provide tremendous value to the public company and greatly strengthen the balance sheet for future growth.”

Amended Transaction Overview

The amended transaction implies an enterprise valuation for Golden Nugget/Landry’s of approximately $8.6 billion. This enterprise value includes the value of the GNOG equity to be contributed to the Company, based on an assumed per share trading price of approximately $13.00 for GNOG shares, which will be subject to adjustment based on the 60 day average price of the stock before closing. Estimated cash proceeds from the transaction are expected to consist of FAST’s $200 million of cash in trust, assuming no redemptions. In addition, shareholders have committed to invest approximately $1.24 billion in the form of a PIPE at a price of $10.00 per share of common stock of FAST immediately prior to the closing of the transaction.

The Company expects to use the proceeds from the transaction to accelerate the Company’s growth initiatives, general corporate purposes and reduce existing debt. In connection with the merger, the parties will undertake certain reorganizational transactions to exclude from the public company certain businesses and assets that Tilman J. Fertitta will continue to wholly own on a private basis.

The boards of directors of each of FAST and Fertitta have unanimously approved the amended transaction. The amended transaction will require the approval of the stockholders of FAST and is subject to other customary closing conditions, including the receipt of certain regulatory and gaming approvals. The SEC review process is expected to begin around the third week in July, and the transaction is now expected to close in the fourth quarter of 2021.

Fertitta Entertainment, Inc.

Fertitta Entertainment, Inc. is Tilman J. Fertitta’s holding company for substantially all of his assets, including all of the equity in Golden Nugget, LLC and Landry’s, LLC, approximately 31.494 million shares in Golden Nugget Online Gaming, Inc. (“GNOG”), hotels, real estate, and other investments. The business combination will only include all of its holdings in GNOG and the majority of the assets and businesses that comprise Golden Nugget, LLC and Landry’s, LLC. Golden Nugget/Landry’s is a multinational, diversified gaming, restaurant, hospitality, and entertainment company based in Houston, Texas. The Company’s gaming division includes the renowned Golden Nugget Hotel and Casino concept, with locations in Las Vegas and Laughlin, NV; Atlantic City, NJ; Biloxi, MS; and Lake Charles, LA. GNOG is a leading online gaming company that is considered a market leader by its peers and was first to bring Live Dealer and Live Casino Floor to the United States online gaming market. GNOG was the past recipient of 15 eGaming Review North America Awards, including the coveted “Operator of the Year” award in 2017, 2018, 2019 and 2020. Entertainment and hospitality divisions encompass popular destinations including the Kemah Boardwalk. The Company also operates more than 500 outlets, including over 400 high-end and casual dining establishments around the world, with well-known concepts such as Del Frisco’s, Landry’s Seafood House, Bubba Gump Shrimp Co., Rainforest Cafe, Morton’s The Steakhouse, The Oceanaire Seafood Room, McCormick & Schick’s Seafood, Chart House, Joe’s Crab Shack, and Saltgrass Steak House. Landry’s also operates the popular New York BR Guest Restaurants such as Dos Caminos, Strip House and Bill’s Bar & Burger.

FAST Acquisition Corp.

FAST is a hospitality-focused blank check company launched by the principals of &vestwhose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FAST is led by founder Doug Jacob and CEO Sandy Beall. FAST raised $200,000,000 in its initial public offering on August 20, 2020 and is listed on NYSE under the ticker symbol "FST.”

Advisors

Latham & Watkins LLP is acting as legal advisor to Fertitta, and Jefferies LLC is acting as financial advisor and capital markets advisor to Fertitta. Jefferies LLC acted as lead placement agent on the PIPE. Both Winston & Strawn LLP and White & Case LLP are acting as legal advisors to FAST. Citigroup Global Markets Inc. is acting as sole financial advisor to FAST, and Citigroup Global Markets Inc. and UBS Investment Bank are jointly acting as capital markets advisor to FAST. Goodwin Procter LLP and Skadden, Arps, Slate, Meagher & Flom LLP are acting as legal advisors to Jefferies LLC.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including EBITDA and Pro forma Adjusted EBITDA. EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization. Pro forma Adjusted EBITDA is defined as EBITDA, plus impairment expenses, pre-opening costs, and onetime non-recurring items, as if all of the businesses were owned as of January 1, 2021. These financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. FAST and the Company believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. These non-GAAP measures with comparable names should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  The Company's and FAST’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements include, without limitation, the Company's and FAST's expectations with respect to future performance and anticipated financial impacts of the transactions contemplated by the merger (the “Business Combination”), the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.  Most of these factors are outside the Company's and FAST's control and are difficult to predict.  Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement and plan of merger for the Business Combination (the "Merger Agreement") or could otherwise cause the Business Combination to fail to close, (2) the outcome of any legal proceedings that may be instituted against the Company and FAST following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of FAST or satisfy other conditions to closing in the Merger Agreement, including the failure to obtain gaming or other regulatory approvals; (4) the impact of COVID-19 on the Company’s business and/or the ability of the parties to complete the Business Combination; (5) the inability to obtain or maintain the listing of FAST's shares of common stock on the New York Stock Exchange following the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably and retain its key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that FAST or the Company may be adversely affected by other economic, business, and/or competitive factors; and (11) other risks and uncertainties indicated from time to time in the Registration Statement (as defined below) relating to the Business Combination, including those under "Risk Factors" therein, and in FAST's other filings with the SEC.  The foregoing list of factors is not exclusive.   Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  Neither FAST nor the Company undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

In connection with the proposed Business Combination, FAST’s wholly owned subsidiary, FAST Merger Corp. (“FAST TX”) intends to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Registration Statement”), which will include a proxy statement/prospectus, and certain other related documents, which will be both the proxy statement to be distributed to holders of shares of FAST’s common stock in connection with its solicitation of proxies for the vote by FAST’s stockholders with respect to the proposed Business Combination and other matters as may be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities of FAST TX to be issued in the Business Combination. FAST’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus included in the Registration Statement and the amendments thereto and the definitive proxy statement/prospectus, as these materials will contain important information about the parties to the Merger Agreement, FAST and the Business Combination. After the Registration Statement is declared effective, the definitive proxy statement/prospectus will be mailed to stockholders of FAST as of a record date established for voting on the Business Combination and other matters as may be described in the Registration Statement. Stockholders will also be able to obtain copies of the proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference in the proxy statement/prospectus, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: FAST Acquisition Corp., 3 Minetta Street, New York, New York 10012, Attention: Sandy Beall, Chief Executive Officer.

Participants in the Solicitation

FAST and Fertitta and their respective directors and executive officers may be deemed participants in the solicitation of proxies from FAST’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in FAST are contained in FAST’s final prospectus dated August 20, 2020 relating to its initial public offering and in FAST’s subsequent filings with the SEC, and is available free of charge from the sources. Additional information regarding the interests of such participants will be contained in the Registration Statement when available.

Contacts:

Fertitta Entertainment, Inc.

Dancie Perugini Ware Public Relations:

713-224-9115

Dancie Perugini Ware Dancie@dpwpr.com

Katelyn Roche Gosslee, Katelyn@dpwpr.com

Mary Ann Mason, MaryAnn@dpwpr.com

Rick Liem rliem@ldry.com 713-386-7000

FAST Acquisition Corporation/&vest

Chris Cunningham

ccunningham@hstrategies.com